UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 14, 2012

WELLS TIMBERLAND REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53193	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway
Norcross, Georgia 30092-3365
          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (770) 449-7800

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

As disclosed below in Item 8.01, on December 14, 2012, Wells Timberland REIT, Inc. (the “Company”) announced an estimated per-share value of its common stock, calculated as of September 30, 2012. A letter to the Company's stockholders regarding the estimate is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the SEC, and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 8.01     Other Events

On December 14, 2012, the Company announced an estimated per-share value of its common stock equal to $6.56 per share, calculated as of September 30, 2012. This estimate is being provided to assist broker/dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.

Valuation Methodology

Summary:

In arriving at this estimate, which was determined as of September 30, 2012, the Company engaged (i) American Forest Management, Inc., a third-party forest consulting and certified timber valuation firm (“AFM”), to appraise its timber assets, which include its timber, timberland and intangible lease assets, and (ii) Bennett Thrasher PC, an independent certified public accounting and consulting firm (“Bennett Thrasher”), to estimate the fair value of the Company's non-timber assets and liabilities and its preferred equity, and to use those estimates along with AFM's appraisal of the Company's timber assets to calculate an estimated fair value of the Company's shares of common stock.

The engagements of AFM and Bennett Thrasher were approved by the Company's board of directors. AFM and Bennett Thrasher's analyses, opinions, and conclusions were developed in conformity with the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the American Society of Farm Managers and Rural Appraisers and in conformity with the Uniform Standards of Professional Appraisal Practice. The Company's board of directors and Wells Timberland Management Organization, LLC (the “Advisor”) reviewed these analyses, opinions, and conclusions.

AFM and Bennett Thrasher worked with the Advisor and the Company's board of directors to gather information regarding the Company's assets and liabilities. On December 6, 2012, Bennett Thrasher delivered a final report to the Advisor, who shared the report with the Company's board of directors. At a subsequent meeting of the Company's board of directors, the Advisor presented the report and recommended an estimated per-share value of the Company's common stock. The Company's board of directors considered all information provided in light of its own extensive familiarity with the Company's assets and liabilities and unanimously agreed upon an estimated value of the Company's common stock of $6.56 per share, which is consistent with both the Advisor's recommendation and Bennett Thrasher's estimate.

The Company's estimated per-share value of its common stock was calculated by aggregating the fair values of its assets, subtracting the fair values of its liabilities and preferred equity, and dividing the total by the number of its common shares outstanding, all as of September 30, 2012. The potential dilutive effect of the Company's common stock options does not impact its estimated per-share value. The Company's estimated common stock value is the same as its net asset value less the then-current fair value of its preferred equity. It does not reflect "enterprise value," which may include a premium for the Company's rights under its advisory agreement and its potential ability to secure the services of a management team on a long-term basis.

The Company's key objectives are to arrive at an estimated per-share value of its common stock that is supported by methodologies and assumptions that are appropriate based on its current circumstances and calculated using processes and procedures that may be repeated in future periods. The Company believes that this approach comports with industry-standard valuation methodologies used for nontraded real estate companies.

Details:

As of September 30, 2012, the estimated per-share value of the Company's common stock was calculated as follows:

Timber assets	$11.70	(1)
Debt	(4.18)	(2)
Preferred equity	(1.24)	(3)
Other non-timber assets and liabilities, net	0.28	(4)
Estimated net asset value per-share of common stock	$6.56
Estimated enterprise value premium	None assumed
Total estimated value per-share of common stock	$6.56

(1)
The Company's timber assets were appraised using valuation methods that it believes are typically used by investors for similar timberland properties, including (i) comparison with sales of similar properties, (ii) determination of the market costs of the property's distinct components, and (iii) 25-year discounted cash flow models.  All three approaches were used to arrive at the final value conclusion. Using this methodology, the appraised value of the Company's timber assets reflects an overall decline from original purchase price, exclusive of acquisition costs and adjusted for post-acquisition capital investments and dispositions, of 10.3%. This decline was due to a decrease in merchantable timber on leased timberland (see below for more information regarding use of funds generated from these leased timberland tracts), offset by a modest increase in the value of the Company's fee-interest timberland. The Company believes that the assumptions employed in the valuation are within the ranges used for similar timberland properties and held by investors with similar expectations to the Company's investors.

The following are the key assumptions that are used in the discounted cash flow models to estimate the value of the Company's timber assets:

Discount rate	5.51%
Annual price appreciation:
Inflation (all costs)	0.00%
Bare land	0.50%
Pulpwood*	0.26%
Sawtimber*	0.40%
Recreational lease rates	1.00%
Holding period	25 years
* Represents weighted-average rates based on volumes, as calculated

While the Company believes its assumptions are reasonable, a change in these assumptions would impact the calculation of the value of its timber assets.  For example, assuming all other factors remain unchanged, a change in the annual discount rate of 0.25% would yield a change in the Company's total timber asset value of 1.13%.

(2)
The fair values of the Company's debt instruments were estimated using discounted cash flow models, which incorporate assumptions that the Company believes reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to the Company. The fair value of the Company's debt as of September 30, 2012 is estimated to equal its book value.

(3)
The fair value of the Company's preferred equity was estimated using discounted cash flow models, which incorporate assumptions that the Company believes reflect the terms currently available on similar arrangements to companies with credit profiles similar to the Company. The Company's preferred stock currently accrues dividends at an annual rate of 1.0%. If the Company is liquidated or dissolved, the preferred stock will be redeemed at the original issuance price of $1,000 per share plus any accrued but unpaid dividends (the “Preferred Equity Book Value”) before any payment may be made to the holders of the Company's common stock. Furthermore, the Company may redeem its preferred stock at the Preferred Equity Book Value any time at the discretion of the Company's board of directors. As of September 30, 2012, the Preferred Equity Book Value of the Company's preferred stock represented approximately $1.53 per share of common stock.

(4)	The fair values of the Company's non-timber assets and liabilities were estimated to materially reflect book value given their typically short-term (less than 1 year) settlement periods.

The Company's estimated per-share value of its common stock as of September 30, 2012 ($6.56) has been adversely affected by:

▪	the economic downturn experienced over the last four years and its impact on:

◦	capital markets, including the disruption of flow of both equity and debt capital into similar investments; and

◦	timber and timberland markets, including the tepid outlook on housing and lumber pricing expectations.

▪	the carrying costs related to the Company's debt capital, which was higher than originally anticipated largely due to the lack of equity capital raised by the Company during the economic downturn; and

▪	a decrease in merchantable timber on the Company's leased timberland due to harvesting, from which net timber sales revenues were primarily used to fund carrying costs on the Company's debt capital.

The Advisor and the Company's board of directors elected to undertake two initiatives that show a strong commitment to the success of the Company and had a positive and immediate impact on the Company's estimated per-share value of its common stock. In January 2012, the Advisor made the decision to forgo over $27 million in advisory fees. In addition, in May 2011, Wells Real Estate Funds, Inc., the Advisor's parent company, agreed to a decrease in the annual dividend rate on the $37 million of preferred equity it held from 8.5% to 1.0% and the Company's board of directors has not authorized payment of these dividends - allowing the capital to remain in the business.

The Company generally plans to update the estimated per-share value of its common stock on an annual basis.

Limitations and Risks

As with any valuation methodology, the Company's methodology is based upon a number of estimates and assumptions that may not be accurate or complete (see footnotes in above Valuation Methodology section).  Different parties with different assumptions and estimates could derive a different estimated per-share value.  Accordingly, with respect to its estimated per-share value, the Company can provide no assurance that:

▪	a stockholder would be able to realize this estimated value per share upon attempting to resell his or her shares;

▪
the Company would be able to achieve, for its stockholders, the estimated per-share value, upon a listing of its shares of common stock on a national securities exchange, selling its timber portfolio, or merging with another company; or

▪
the estimated per-share value, or the methodologies relied upon to estimate the per-share value, will be found by any regulatory authority to comply with FINRA, ERISA, or any other regulatory requirements.

Furthermore, the estimated value of the Company's shares of common stock was calculated as of a particular point in time. The value of the Company's common stock will fluctuate over time in response to, among other things, changes in timber and timberland market fundamentals, capital market activities, and attributes specific to the timberland and supply agreements within the Company's portfolio.

Share Redemption Plan

The Company's share redemption plan, as amended (the “Amended SRP”), was suspended October 1, 2012 pending the Company's publication of its estimated per-share value.  Effective January 1, 2013, the Amended SRP will resume and the price paid for shares redeemed under the Amended SRP will be 95% of the estimated per-share value of its common stock, or $6.23, plus or minus any valuation adjustment as provided in the Amended SRP.

Consistent with its operation prior to suspension, the Amended SRP limits the number of shares that may be redeemed in any calendar year to the lesser of (i) the sum of the net proceeds from the Company's distribution reinvestment plan (“DRP”) during such period and any additional amounts reserved by the Company's board of directors for such purposes and (ii) in the case of ordinary redemptions only, 5% of the weighted-average number of shares outstanding during the prior calendar year. As the Company has not yet paid any cash distributions, the Company has not received any proceeds under the DRP, and therefore has not made any ordinary redemptions. The Company's board of directors has reserved $150,000 per month to fund redemptions made in connection with death, qualifying disability, or confinement to a long-term care facility.  In addition, Company's board of directors may amend, further suspend, or terminate the Amended SRP upon 30 days' written notice and without stockholder approval.

Item 9.01     Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Valuation Announcement Letter

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WELLS TIMBERLAND REIT, INC.

Date: December 14, 2012	By:	/s/ DOUGLAS P. WILLIAMS
Douglas P. Williams Executive Vice President, Secretary, Treasurer and Principal Financial Officer